KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF FISCAL 2015

Company Reports Highest Quarterly Pretax Income in 10 Years

Weather, Infrastructure Investment and Transition Costs Drive Modest Revision to Full Year Outlook

Winston-Salem, NC – June 2, 2014 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the first quarter of fiscal 2015, ended May 4, 2014. The Company also lowered its adjusted earnings per share guidance for the full year to a range of $0.69 to $0.74 from $0.73 to $0.79 per share.

First Quarter Fiscal 2015 Highlights Compared to the Year-Ago Period:

  Systemwide store count rose 3.3% since year end to 855 Company and franchise shops worldwide
  Systemwide domestic same store sales rose 2.3%; constant currency international franchise same store sales declined 2.2%
  Revenues increased 0.8% to $121.6 million from $120.6 million; excluding the effects of refranchising stores, revenues for the quarter rose 2.1%
  Operating income rose 6.6% to $16.2 million from $15.2 million
  Adjusted net income rose 12.2% to $15.8 million ($0.23 per share) from $14.1 million ($0.20 per share); adjusted net income and adjusted EPS reflect income tax expense only to the extent currently payable in cash; adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  Net income was $9.7 million ($0.14 per share) compared to $8.0 million ($0.11 per share) in the first quarter last year
  Cash provided by operating activities was $13.7 million compared to $14.4 million in the first quarter last year

Executive Chairman James H. Morgan commented: “Today we reported our highest quarterly pretax earnings for a single quarter in over ten years, a remarkable achievement that reflects the collective efforts of our team members and franchise partners. We note, however, that severe winter weather adversely affected both on-premises and wholesale sales throughout our Company store base in the Southeast, and contributed to a 1.5% decline in same store sales at Company shops against a very tough 12.2% same store sales gain in the first quarter last year. Our domestic franchisees, however, who were less affected by weather, posted a gain in same store sales of 4.5% on top of an 11.8% rise in the first quarter last year.

“Notwithstanding the increase in first quarter earnings, we are revising our full-year outlook but still projecting a double-digit increase in adjusted earnings per share. The change reflects, among other things, our first quarter performance, higher than anticipated investment in a new enterprise resource planning system and higher costs than we had planned associated with executive management succession. Taking all these factors into account, we felt it was prudent to revise our expectations for the balance of the year.

“Finally, the appointment of Tony Thompson as President and Chief Executive Officer of Krispy Kreme provides us with the right leader for the next phase of our development and success. I am personally delighted to have someone of Tony’s caliber and record of achievement to succeed me as CEO, and am confident that Krispy Kreme’s future will be rewarding for all of our constituencies in the years ahead.”

First Quarter Fiscal 2015 Results

Consolidated Results

For the first quarter ended May 4, 2014, revenues increased 0.8% to $121.6 million from $120.6 million. Excluding the effects of refranchising three stores in Kansas and Missouri and three stores in Dallas in February and July of 2013, respectively, revenues rose 2.1%.

Direct operating expenses were $95.2 million, representing 78.3% of revenues compared to 80.0% of revenues last year.

General and administrative expenses rose to $7.0 million from $6.1 million in the year-ago period, and as a percentage of revenues increased to 5.8% from 5.0%. The increase in general and administrative expenses in the first quarter of fiscal 2015 reflects, among other things, approximately $400,000 of incremental expenses related to the implementation of a new enterprise resource planning system.

Operating income rose 6.6% to $16.2 million from $15.2 million.

Segment Results

With the exception of the first quarter last year, Company Stores’ profitability in the quarter was the strongest of any quarter in years. Revenues decreased 1.8% to $80.4 million from $81.9 million. Exclusive of the effects of refranchising six stores in fiscal 2014, revenues increased 1.3%. Same store sales at Company shops declined 1.5% against an extremely robust gain of 12.2% in the first quarter last year. The Company Stores segment posted operating income of $4.4 million compared to $5.3 million last year.

Domestic Franchise revenues increased 21.9% to $3.5 million, reflecting higher royalties, initial franchise fees and ancillary revenues, including rental income on stores leased and subleased to two franchisees in connection with the fiscal 2014 refranchisings. Total sales by domestic franchisees rose 8.3%, of which approximately 1.9 percentage points reflects the fiscal 2014 refranchisings, while same store sales at Domestic Franchise shops increased 4.5%. Domestic Franchise segment operating income improved to $2.2 million from $1.4 million.

International Franchise revenues increased 2.1% to $6.6 million, driven by higher royalties. Sales by international franchise stores rose 3.9% to $115 million (5.9% excluding the effects of foreign exchange rate changes). Constant currency same store sales at international franchise stores fell 2.2%. The International Franchise segment generated operating income of $4.3 million compared to $4.5 million. The decline in International Franchise segment operating income reflects continuing deployment of increased resources to support current and anticipated future international growth.

KK Supply Chain revenues (including sales to Company stores) rose 0.8% to $60.3 million. External KK Supply Chain revenues rose 5.7% to $31.1 million. KK Supply Chain generated operating income of $12.8 million in the first quarter of fiscal 2015, up from $10.2 million. KK Supply Chain operating income in the first quarter of fiscal 2015 includes approximately $1.4 million of realized and unrealized gains on agricultural derivative positions, which increased adjusted earnings per share by $0.02.

Full Year Outlook

Based on first quarter results and other current information, management is revising its forecast of adjusted net income for fiscal 2015 to between $48 million and $51 million ($0.69 and $0.74 per share) from $51 to $55 million ($0.73 to $0.79 per share). This reflects, among other things, an increase in estimated costs related to implementation of new technology systems, higher compensation costs related to management succession, an unfavorable variance to expected results in the first quarter, partially offset by lower forecasted current income tax expense. Achievement of the revised forecast would represent a year-over-year increase in adjusted earnings per share of between 13% and 21% from the $0.61 per share reported for fiscal 2014 which, was, in turn, up 30% from fiscal 2013.

Adjusted net income, adjusted income tax expense and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

Same Store Sales Reporting Methodology

As previously announced, the Company has revised its methodology for computing its same store sales metric. Under the revised methodology, shops are included in the same store sales computation after 18 months of operation, compared to 13 months under the former methodology. The Company believes that deferring stores’ entry into the same store sales metric until week 79 results in a more meaningful measurement of comparable sales because, in most cases, substantially all of the elevated sales levels typically experienced in the initial weeks following the opening of a new Krispy Kreme shop will no longer be reflected in the metric.

All same store sales change metrics in this release and in the accompanying tables reflect the new methodology for all periods. The Company filed a Current Report on Form 8-K on May 8, 2014 providing quarterly tables showing the change in same store sales for Company, domestic franchise and international franchise shops for fiscal 2012 through fiscal 2014 calculated using the revised computational methodology and the former methodology.

Conference Call

The Company will host a conference call to review financial results for the first quarter of fiscal 2015 as well as its outlook for the balance of the year this afternoon at 4:30 p.m. (ET). A webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (877) 312-5514 or, for international callers, by dialing (970) 315-0452. An archived replay of the call will be available shortly after its conclusion by dialing (855) 859-2056, or (404) 537-3406 for international callers; the passcode is 43498784. The audio replay will be available through June 9, 2014. A transcript of the conference call also will be available on the Company’s website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 850 Krispy Kreme shops in more than 20 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “forecast,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; increased costs or other effects of new government regulations relating to healthcare benefits; and risks associated with the use and implementation of information technology. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended
	May 4,	May 5,
	2014	2013
	(In thousands, except per share amounts)
Revenues	$121,580	$120,625
Operating expenses:
Direct operating expenses (exclusive of depreciation and
amortization expense shown below)	95,172	96,558
General and administrative expenses	7,047	6,055
Depreciation and amortization expense	3,173	2,820
Impairment charges and lease termination costs	8	8
Operating income	16,180	15,184
Interest income	171	61
Interest expense	(143)	(437)
Equity in losses of equity method franchisees	(57)	(53)
Other non-operating income and (expense), net	168	(5)
Income before income taxes	16,319	14,750
Provision for income taxes	6,663	6,751
Net income	$9,656	$7,999

Earnings per common share:
Basic	$0.15	$0.12
Diluted	$0.14	$0.11

Weighted average shares outstanding:
Basic	66,522	67,012
Diluted	69,746	70,578

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	May 4,	February 2,
	2014	2014
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,555	$55,748
Receivables	27,512	25,268
Receivables from equity method franchisees	721	675
Inventories	16,689	16,750
Deferred income taxes	23,794	23,847
Other current assets	7,463	5,199
Total current assets	119,734	127,487
Property and equipment	96,610	92,823
Investments in equity method franchisees	-	-
Goodwill and other intangible assets	24,083	24,097
Deferred income taxes	77,352	83,461
Other assets	10,863	10,678
Total assets	$328,642	$338,546

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$313	$344
Accounts payable	16,765	16,788
Accrued liabilities	26,392	29,276
Total current liabilities	43,470	46,408
Long-term debt and capital lease obligations, less current portion	1,633	1,659
Other long-term obligations and deferred credits	26,527	25,386

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	320,398	338,135
Accumulated other comprehensive income	-	-
Accumulated deficit	(63,386)	(73,042)
Total shareholders’ equity	257,012	265,093
Total liabilities and shareholders’ equity	$328,642	$338,546

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended
	May 4,	May 5,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,656	$7,999
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,173	2,820
Deferred income taxes	6,162	6,105
Accrued rent expense	140	217
(Gain) loss on disposal of property and equipment	42	(147)
Share-based compensation	1,167	946
Provision for doubtful accounts	(32)	52
Amortization of deferred financing costs	27	124
Equity in losses of equity method franchisees	57	53
Other	(1,399)	(173)
Change in assets and liabilities:
Receivables	(2,271)	(495)
Inventories	61	(2,132)
Other current and non-current assets	(682)	3,084
Accounts payable and accrued liabilities	(2,279)	(4,290)
Other long-term obligations and deferred credits	(161)	230
Net cash provided by operating activities	13,661	14,393
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,869)	(5,459)
Proceeds from disposals of property and equipment	133	613
Other investing activities	232	183
Net cash used for investing activities	(6,504)	(4,663)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and capital lease obligations	(105)	(1,608)
Proceeds from exercise of stock options	6,232	269
Repurchase of common shares	(25,477)	-
Net cash used for financing activities	(19,350)	(1,339)
Net increase (decrease) in cash and cash equivalents	(12,193)	8,391
Cash and cash equivalents at beginning of period	55,748	66,332
Cash and cash equivalents at end of period	$43,555	$74,723

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of February 2, 2014, the Company had net deferred income tax assets of approximately $107 million, of which approximately $58 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $174 million.

The Company has reported cumulative pretax income of over $120 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the provision for income tax expense has substantially exceeded cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

In the second quarter of fiscal 2014, the Company recorded a charge of $1.0 million related to the retirement of its secured credit facilities, consisting principally of the writeoff of deferred financing costs related to the Company’s term loan, which was retired in full, and the termination of an interest rate hedge related to the term loan. Charges of this nature are not expected to recur on a regular basis.

The following non-GAAP financial information and related reconciliation of adjusted net income to GAAP net income are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Management's		Historical Periods
	Earnings Guidance		Three Months Ended		Year Ended
	Year Ending February 1, 2015		May 4,	May 5,	February 2,
	From	To	2014	2013	2014
	(In thousands, except per share amounts)
Net income, as reported	$30,200	$32,000	$9,656	$7,999	$34,256
Loss on retirement of debt	-	-	-	-	967
Provision for deferred income taxes	17,800	19,000	6,162	6,105	8,014
Adjusted net income	$48,000	$51,000	$15,818	$14,104	$43,237

Adjusted earnings per common share:
Basic	$0.73	$0.77	$0.24	$0.21	$0.64
Diluted	$0.69	$0.74	$0.23	$0.20	$0.61

Weighted average shares outstanding:
Basic	66,200	66,200	66,522	67,012	67,261
Diluted	69,200	69,200	69,746	70,578	71,054

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended
	May 4,	May 5,
	2014	2013
	(In thousands)
Revenues:
Company Stores:
On-premises sales:
Retail sales	$36,107	$36,017
Fundraising sales	4,979	4,777
Total on-premises sales	41,086	40,794
Wholesale sales	39,362	41,127
Company Stores revenues	80,448	81,921
Domestic Franchise	3,499	2,871
International Franchise	6,581	6,445
KK Supply Chain:
Total revenues	60,312	59,811
Less – intersegment sales elimination	(29,260)	(30,423)
External KK Supply Chain revenues	31,052	29,388
Total revenues	$121,580	$120,625

Operating income:
Company Stores	$4,416	$5,314
Domestic Franchise	2,156	1,439
International Franchise	4,280	4,531
KK Supply Chain	12,754	10,239
Total segment operating income	23,606	21,523
General and administrative expenses	(7,047)	(6,055)
Corporate depreciation and amortization expense	(371)	(276)
Impairment charges and lease termination costs	(8)	(8)
Consolidated operating income	$16,180	$15,184

Depreciation and amortization expense:
Company Stores	$2,584	$2,354
Domestic Franchise	46	14
International Franchise	1	3
KK Supply Chain	171	173
Corporate	371	276
Total depreciation and amortization expense	$3,173	$2,820

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended
	May 4,	May 5,
	2014	2013
Systemwide Sales (in thousands):(1)
Company stores	$79,818	$81,121
Domestic Franchise stores	87,711	80,986
International Franchise stores	114,511	110,255
International Franchise stores, in constant dollars(2)	114,511	108,115

Change in Same Store Sales (on-premises sales only):(3)
Company stores	(1.5)%	12.2%
Domestic Franchise stores	4.5%	11.8%
International Franchise stores	(4.5)%	(8.0)%
International Franchise stores, in constant dollars(2)	(2.2)%	(4.5)%

Company Stores - change in same store sales attributable to:
Retail pricing	2.4%	3.0%
Guest check average (exclusive of pricing)	(0.8)	(0.2)
Customer count	(3.8)	9.5
Fundraising pricing	0.6	-
Other	0.1	(0.1)
Total	(1.5)%	12.2%

Change in Same Store Customer Count - Company stores
(retail sales only)	(4.3)%	11.3%

Average guest check - Company stores (retail sales only)	$7.45	$7.33

Company stores - store operating weeks	1,234	1,218

Wholesale Metrics - Company stores:(4)
Grocers/mass merchants:
Change in average weekly number of doors	(3.1)%	(4.2)%
Change in average weekly sales per door	(1.1)%	15.8%
Convenience stores:
Change in average weekly number of doors	2.5%	(2.6)%
Change in average weekly sales per door	(4.9)%	7.3%

(1)	Systemwide sales, a non-GAAP financial measure, include sales by both Company and franchise Krispy Kreme stores. The Company believes systemwide sales data are useful in assessing consumer demand for the Company’s products, the overall success of the Krispy Kreme brand and, ultimately, the performance of the Company. All of the Company’s royalty revenues are computed as percentages of sales made by the Company’s domestic and international franchisees, and substantially all of KK Supply Chain’s external sales of doughnut mixes and other ingredients ultimately are determined by demand for the Company’s products at franchise stores. Accordingly, sales by the Company’s franchisees have a direct effect on the Company’s royalty and KK Supply Chain revenues, and therefore on the Company’s profitability. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 78 consecutive weeks during the current year period (but only to the extent such sales occurred in the 79th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 79 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
(4)	For Company wholesale sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of Company Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Total
Three months ended May 4, 2014
February 2, 2014	76	18	1	95
Opened	2	-	-	2
Closed	-	-	-	-
May 4, 2014	78	18	1	97

Three months ended May 5, 2013
February 3, 2013	76	20	1	97
Opened	1	-	-	1
Closed	-	-	-	-
Transferred to Domestic Franchise	(3)	-	-	(3)
May 5, 2013	74	20	1	95

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of Domestic Franchise Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Total
Three months ended May 4, 2014
February 2, 2014	107	37	15	159
Opened	2	3	-	5
Closed	-	-	(1)	(1)
May 4, 2014	109	40	14	163

Three months ended May 5, 2013
February 3, 2013	99	29	14	142
Opened	-	1	-	1
Closed	-	-	-	-
Transferred from Company stores	3	-	-	3
May 5, 2013	102	30	14	146

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of International Franchise Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Kiosks	Total
Three months ended May 4, 2014
February 2, 2014	125	9	296	144	574
Opened	2	-	14	7	23
Closed	(1)	-	-	(1)	(2)
May 4, 2014	126	9	310	150	595

Three months ended May 5, 2013
February 3, 2013	120	9	257	123	509
Opened	3	-	16	8	27
Closed	(2)	-	(2)	-	(4)
May 5, 2013	121	9	271	131	532

Krispy Kreme Contacts:

Media:	Investor Relations:

Lafeea Watson	Anita K. Booe
(336) 726-8878	(336) 703-6902
lwatson@krispykreme.com	abooe@krispykreme.com